Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS INCREASED SECOND QUARTER PROFIT OF $3.9 MILLION
Strong Loan Growth, Record Fee Income and Investments for the Future Highlight Performance

Madison, Wis., July 23, 2015 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ: FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank (“Alterra”), today reported second quarter results, including growth in loans and fee income to record levels, while project-related investments in people and technology continued to ensure the franchise is positioned to meet its strategic growth objectives. Organic growth by the Company’s Wisconsin operations was complemented by strong contributions from Alterra, its Kansas City-based banking subsidiary acquired in November 2014.

Highlights for the quarter ended June 30, 2015 include:

•	Net income for the second quarter of 2015 totaled $3.9 million, an increase of 10%, compared to $3.5 million in the second quarter of 2014.

•	Diluted earnings per common share increased to $0.89 for the quarter ended June 30, 2015, compared to $0.88 for the quarter end June 30, 2014.

•
Annualized return on average assets and annualized return on average equity measured 0.93% and 10.73%, respectively, for the second quarter of 2015, compared to 1.09% and 12.29%, respectively, for the second quarter of 2014.

•	Top line revenue, consisting of net interest income and non-interest income, increased 39% to $18.3 million, compared to the second quarter of 2014.

•	Excluding Alterra, second quarter 2015 top line revenue grew 5% organically to $13.8 million, compared to the second quarter of 2014.

•
The Company’s second quarter efficiency ratio measured 65.3%, including growth-related investments to expand the Small Business Administration (“SBA”) business development and support teams in the Kansas City and Milwaukee markets, as well as investments for the ongoing conversion to an industry leading client relationship management platform and business intelligence software implementation.

•	Net loans and leases grew for the thirteenth consecutive quarter, reaching a record $1.335 billion at June 30, 2015, up 34% from June 30, 2014.

•	Excluding Alterra, net loans and leases grew 11% organically to a record $1.107 billion at June 30, 2015, from June 30, 2014.

•
Net interest margin measured 3.61% for the second quarter of 2015, including 14 basis points related to the net accretion/amortization of purchase accounting adjustments on Alterra loans, deposits and borrowings, compared to 3.52% for the second quarter of 2014.

•
No material charge offs or recoveries were booked in the second quarters of 2015 and 2014, and non-performing assets as a percent of total assets declined to 1.01% at June 30, 2015 from 1.11% one year prior.

“Exceptional loan growth and record fee income in the second quarter, as well as a healthy pipeline for new business reflect the successful execution of our growth-oriented strategy. Our investment in production talent is paying off,” said Corey Chambas, President and Chief Executive Officer. “In addition to production talent, we have invested and continue to invest significantly in the people and technology to refine a scalable franchise that’s able to effectively handle our aggressive growth plans.”

The Company recorded net income of $3.9 million in the second quarter of 2015, compared to $4.2 million earned in the first quarter of 2015 and $3.5 million earned in the second quarter of 2014. Diluted earnings per common share were $0.89 for the second quarter of 2015, compared to $0.97 for the linked quarter and $0.88 for the prior year quarter. Second quarter 2015 results include the impact of $33,000 in non-recurring, pre-tax merger expenses related to the Company’s acquisition of Alterra, compared to $78,000 and $320,000 in merger expenses recorded for the first quarter of 2015 and second quarter of 2014, respectively.

During the second quarter of 2015, Alterra generated $3.0 million in net interest income, including $542,000 related to the net accretion/amortization of purchase accounting adjustments, $1.4 million in non-interest income, $2.4 million in non-interest expense and $770,000 in loan loss provision, contributing a total of $1.3 million in pre-tax income to First Business’s second quarter results. In the first quarter of 2015, Alterra produced $3.5 million in net interest income, including $1.2 million related to the net accretion/amortization of purchase accounting adjustments, $1.1 million in non-interest income, $2.4 million in non-interest expense and $362,000 in loan loss provision, contributing a total of $1.9 million in pre-tax income to First Business’s first quarter results.

Results of Operations

Net interest income for the second quarter of 2015 totaled $14.2 million, a decrease of $742,000, or 5%, compared to the linked quarter primarily due to the $694,000 decrease in net accretion/amortization of purchase accounting adjustments. Management expects the net accretion/amortization to remain volatile in future quarters due to the uncertain nature of loan prepayments. Excluding the net accretion/amortization of purchase accounting adjustments, net interest income totaled $13.6 million in the second quarter of 2015 and $13.7 million in the linked quarter, a decrease of $48,000, or 1.4%. Excluding Alterra’s total impact in both quarters, net interest income declined $259,000, or 2.3%, primarily due to volatility in asset-based loan fees. Compared to the prior year quarter and excluding Alterra, First Business’s net interest income increased $342,000, or 3.2%. Net interest income continued to benefit from Alterra's higher average yielding loan portfolio and net accretion/amortization related to purchase accounting adjustments of $542,000, which offset the decline in First Business's earning asset yields attributable to its other bank subsidiaries.

Net interest margin of 3.61% decreased 18 basis points from the first quarter of 2015 and increased 9 basis points from the second quarter of 2014. Second quarter 2015 net interest margin included 14 basis points, or $542,000, related to the net accretion/amortization of purchase accounting adjustments, while the linked quarter margin included 32 basis points, or $1.2 million, related to the net accretion/amortization of the purchase accounting adjustments. Excluding the net accretion/amortization of the purchase accounting adjustments, net interest margin remains consistent with management’s expectations of approximately 3.50%. Net interest margin may experience occasional volatility due to non-recurring events such as prepayment fees collected in lieu of interest, the collection of foregone interest, the accumulation of significant short-term deposit inflows or the ongoing accretion/amortization of the fair value purchase accounting adjustments related to the acquisition of Alterra.

Non-interest income of $4.1 million for the second quarter of 2015 increased $1.8 million, or 75.0%, from the second quarter of 2014, reaching record levels. Alterra contributed $1.4 million in non-interest income during the second quarter of 2015, including $930,000 in gains on the sale of loans originated as held for sale and $182,000 in loan fees, primarily related to continued strength in the SBA lending business. Excluding income directly attributed to the Alterra markets, non-interest income reached a record $2.7 million, growing by $350,000, or 14.8%, from the second quarter of 2014. This growth reflects the continued success of efforts to expand Alterra's SBA lending expertise into First Business's Wisconsin markets, resulting in $134,000 in gains related to the sale of the guaranteed portion of SBA loans. In addition, trust and investment services income, the Company’s leading source of fee revenue, reached a record $1.3 million, increasing $169,000, or 15.2%, from the second quarter of 2014. Trust assets under management and administration measured $998.0 million as of June 30, 2015, up 12.2% compared to $889.6 million at June 30, 2014.

Non-interest expense for the second quarter of 2015 was $12.0 million, an increase of $4.2 million, or 54.5%, compared to the second quarter of 2014. Second quarter 2015 included $2.4 million in expenses at Alterra, along with $33,000 in non-recurring merger-related costs. Excluding merger-related costs and expenses generated by Alterra, non-interest expense increased by $1.8 million, or 23.2%, compared to the second quarter of 2014 driven primarily by investments in people and technology. Excluding Alterra, compensation costs grew by $817,000, or 17.2%, reflecting annual merit increases and the continued approach to opportunistically hire new business development officers and operational staff to support growth. All remaining non-interest expense, specifically professional services, increased in line with expectations as we continue to search for a CFO and CAO as well as invest in solutions that will drive operational efficiency. Management expects to continue investing in products and technology to support these strategic growth initiatives.

The Company's efficiency ratio of 65.3% for the second quarter of 2015, compared to 62.5% for the linked quarter and 58.9% for the second quarter of 2014, reflects these increased investments for the future. While management expects the efficiency ratio to remain above the long-term objective of 60% or less for the short-term, the longstanding objective of aligning non-interest expense growth with top line revenue growth remains a key component of the Company’s strategic plan.

The Company recorded a provision for loan and lease losses totaling $520,000 for the second quarter of 2015, compared to $684,000 in the first quarter of 2015. During the second quarter of 2014, the Company recorded a negative provision for loan and lease losses of $91,000. Second quarter 2015 provision primarily reflects additions commensurate with growth, partially offset by a reduction of the loss factors applied in calculating the probable losses within the loan and lease portfolio for which a reserve should be established primarily due to improving macro and microeconomic factors. The Company experienced $15,000 in net charge-offs during the second quarter of 2015 and $5,000 of net recoveries during the second quarter of 2014. Net charge-offs totaling $319,000 represented an annualized 0.10% of average loans for the first quarter of 2015.

Balance Sheet and Asset Quality Strength

Period-end net loans and leases grew for the thirteenth consecutive quarter, reaching a record $1.335 billion at June 30, 2015, reflecting strong growth late in the second quarter. Net loans and leases grew $53.1 million, or 17% annualized, from March 31, 2015 and $341.6 million from June 30, 2014. Excluding $228.0 million in loans and leases at Alterra, net loans and leases were a record $1.107 billion at June 30, 2015, increasing $113.7 million, or 11.4%, from the prior year quarter. Growth reflects continued and successful execution in deepening client relationships, attracting new commercial clients, and capitalizing on market opportunities.

Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.027 billion, comprising 69.8% of total deposits at June 30, 2015. Period-end wholesale deposits were $444.5 million at June 30, 2015, consisting of brokered certificates of deposit and deposits gathered through internet deposit listing services of $391.3 million and $53.2 million, respectively. Average in-market deposits were $1.027 billion, or 70.6% of total deposits, for the second quarter of 2015. In order to reduce interest rate risk, the Company uses wholesale deposits to efficiently match-fund fixed-rate loans. Over time, management expects to maintain a ratio of in-market deposits to total deposits in line with the Company's recent historical range of 60%-70%.

Management continues to believe asset quality is a source of strength that differentiates the Company from many of its peers, despite a recent increase in non-performing assets. During the second quarter of 2015, non-performing loans increased to $15.2 million, compared to $9.4 million at March 31, 2015, due to one $6.2 million relationship classified as impaired in the second quarter. This relationship, which is in the process of being restructured, is well-collateralized, current on all payments and no principal loss is expected. As a result, the Company's non-performing loans as a percentage of total gross loans and leases measured 1.12% at June 30, 2015, increasing from 0.72% as of March 31, 2015. Likewise, the ratio of non-performing assets to total assets increased to 1.01% at June 30, 2015, compared to 0.65% at March 31, 2015. Non-performing assets totaled $17.1 million at June 30, 2015, compared to $10.9 million at March 31, 2015. Management believes this increase is not systemic in nature or indicative of a trend of increasing non-performing loans.

Capital Strength

The Company’s earnings continue to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. As of June 30, 2015, total capital to risk-weighted assets was 11.12%, tier 1 capital to risk-weighted assets was 8.78%, tier 1 capital to average assets was 8.66% and common equity tier 1 capital was 8.17%. Capital ratios as of June 30, 2015 reflect the Company’s implementation of the capital guidelines under Basel III, which became effective January 1, 2015.

Quarterly Dividend

As previously announced, during the second quarter of 2015 the Company's Board of Directors declared a regular quarterly dividend of $0.22 per share. The dividend was paid on May 29, 2015 to shareholders of record at the close of business on May 15, 2015. Measured against second quarter 2015 earnings per share of $0.89, the dividend represents what the Company believes is a sustainable 24.7% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.

First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2014 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
ASSETS
Cash and cash equivalents	$88,848	$141,887	$103,237	$174,498	$85,977
Securities available-for-sale, at fair value	146,342	142,951	144,698	142,427	143,642
Securities held-to-maturity, at amortized cost	39,428	40,599	41,563	42,522	43,434
Loans and leases receivable	1,350,564	1,296,936	1,280,767	1,041,816	1,007,736
Allowance for loan and lease losses	(15,199)	(14,694)	(14,329)	(13,930)	(14,015)
Loans and leases, net	1,335,365	1,282,242	1,266,438	1,027,886	993,721
Premises and equipment, net	3,998	3,883	3,943	1,198	1,152
Foreclosed properties	1,854	1,566	1,693	106	329
Cash surrender value of bank-owned life insurance	27,785	27,548	27,314	23,772	23,558
Investment in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,891	2,798	2,340	1,349	1,349
Goodwill and other intangible assets	12,133	12,011	11,944	—	—
Accrued interest receivable and other assets	24,920	25,192	26,217	13,809	13,341
Total assets	$1,683,564	$1,680,677	$1,629,387	$1,427,567	$1,306,503
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,026,588	$1,054,828	$1,010,928	$859,114	$729,400
Wholesale deposits	444,480	430,973	427,340	410,086	437,297
Total deposits	1,471,068	1,485,801	1,438,268	1,269,200	1,166,697
Federal Home Loan Bank and other borrowings	47,401	34,448	33,994	22,936	7,936
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	10,493	8,424	9,062	6,924	5,907
Total liabilities	1,539,277	1,538,988	1,491,639	1,309,375	1,190,855
Total stockholders’ equity	144,287	141,689	137,748	118,192	115,648
Total liabilities and stockholders’ equity	$1,683,564	$1,680,677	$1,629,387	$1,427,567	$1,306,503

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Six Months Ended
(in thousands, except per share amounts)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	June 30, 2015	June 30, 2014
Total interest income	$17,520	$18,216	$16,863	$13,871	$13,565	$35,736	$26,966
Total interest expense	3,332	3,286	3,268	2,936	2,766	6,618	5,367
Net interest income	14,188	14,930	13,595	10,935	10,799	29,118	21,599
Provision for loan and lease losses	520	684	1,236	(89)	(91)	1,204	89
Net interest income after provision for loan and lease losses	13,668	14,246	12,359	11,024	10,890	27,914	21,510
Trust and investment services fee income	1,279	1,207	1,119	1,137	1,110	2,486	2,178
Service charges on deposits	693	696	682	620	600	1,389	1,167
Loan fees	499	502	421	386	380	1,001	769
Gain on sale of loans and leases	1,064	653	392	24	3	1,717	—
Other	591	790	351	292	265	1,381	565
Total non-interest income	4,126	3,848	2,965	2,459	2,358	7,974	4,679
Compensation	6,924	7,354	6,486	5,193	4,741	14,278	9,798
Occupancy	486	500	428	324	315	986	638
Professional fees	1,482	911	638	570	575	2,393	1,207
Data processing	655	530	483	389	423	1,185	839
Marketing	701	642	542	409	364	1,343	711
Equipment	298	308	250	145	125	606	255
FDIC Insurance	220	213	216	179	173	433	363
Net collateral liquidation costs	78	302	44	32	85	380	243
Net loss (gain) on foreclosed properties	1	(16)	(5)	(9)	4	(15)	4
Merger-related costs	33	78	566	104	320	111	320
Other	1,096	910	479	711	624	2,006	1,222
Total non-interest expense	11,974	11,732	10,127	8,047	7,749	23,706	15,600
Income before tax expense	5,820	6,362	5,197	5,436	5,499	12,182	10,589
Income tax expense	1,962	2,170	1,453	1,883	1,994	4,132	3,747
Net income	$3,858	$4,192	$3,744	$3,553	$3,505	$8,050	$6,842

Per common share:
Basic earnings	$0.89	$0.97	$0.89	$0.90	$0.89	$1.86	$1.73
Diluted earnings	0.89	0.97	0.89	0.89	0.88	1.86	1.72
Dividends declared	0.22	0.22	0.21	0.21	0.21	0.44	0.42
Book value	33.28	32.68	31.77	29.85	29.31	0.03	29.31
Tangible book value	30.49	29.91	29.01	29.85	29.31	0.03	29.31
Weighted-average common shares outstanding(1)	4,261,127	4,260,249	4,130,158	3,867,835	3,860,087	4,261,218	3,859,795
Weighted-average diluted common shares outstanding(1)	4,261,127	4,262,514	4,137,411	3,889,679	3,883,355	4,262,339	3,881,998

(1)	Excluding participating securities

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2015			March 31, 2015			June 30, 2014
	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$824,250	$9,672	4.69%	$814,933	$9,869	4.84%	$636,174	$7,702	4.84%
Commercial and industrial loans(1)	439,986	6,408	5.83%	426,697	6,824	6.40%	323,045	4,476	5.54%
Direct financing leases(1)	29,631	342	4.62%	32,752	383	4.68%	27,457	316	4.60%
Consumer and other loans(1)	24,888	258	4.15%	24,110	249	4.13%	17,044	157	3.68%
Total loans and leases receivable(1)	1,318,755	16,680	5.06%	1,298,492	17,325	5.34%	1,003,720	12,651	5.04%
Mortgage-related securities(2)	156,137	632	1.62%	155,330	662	1.70%	156,073	746	1.91%
Other investment securities(3)	28,912	116	1.60%	28,273	114	1.61%	27,497	109	1.59%
FHLB and FRB stock	2,926	20	2.73%	2,597	18	2.70%	1,427	1	0.44%
Short-term investments	66,035	72	0.44%	92,934	97	0.42%	37,451	58	0.62%
Total interest-earning assets	1,572,765	17,520	4.46%	1,577,626	18,216	4.62%	1,226,168	13,565	4.43%
Non-interest-earning assets	93,477			96,278			56,063
Total assets	$1,666,242			$1,673,904			$1,282,231
Interest-bearing liabilities
Transaction accounts	$105,582	63	0.24%	$107,311	58	0.22%	$80,027	45	0.22%
Money market	605,195	841	0.56%	625,888	853	0.55%	449,907	571	0.51%
Certificates of deposit	111,192	219	0.79%	124,377	220	0.71%	47,332	115	0.97%
Wholesale deposits	428,080	1,470	1.37%	424,172	1,438	1.36%	422,024	1,606	1.52%
Total interest-bearing deposits	1,250,049	2,593	0.83%	1,281,748	2,569	0.80%	999,290	2,337	0.94%
FHLB advances	22,749	31	0.55%	9,367	24	1.04%	9,418	4	0.17%
Other borrowings	25,556	430	6.73%	24,122	419	6.95%	8,381	148	7.06%
Junior subordinated notes	10,315	278	10.78%	10,315	274	10.63%	10,315	277	10.74%
Total interest-bearing liabilities	1,308,669	3,332	1.02%	1,325,552	3,286	0.99%	1,027,404	2,766	1.08%
Non-interest-bearing demand deposit accounts	205,508			200,274			134,892
Other non-interest-bearing liabilities	8,252			8,151			5,882
Total liabilities	1,522,429			1,533,977			1,168,178
Stockholders’ equity	143,813			139,927			114,053
Total liabilities and stockholders’ equity	$1,666,242			$1,673,904			$1,282,231
Net interest income		$14,188			$14,930			$10,799
Interest rate spread			3.44%			3.63%			3.35%
Net interest-earning assets	$264,096			$252,074			$198,764
Net interest margin			3.61%			3.79%			3.52%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Six Months Ended June 30,
(Dollars in thousands)	2015			2014
	Average balance	Interest	Average yield/ cost	Average balance	Interest	Average yield/ cost
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$819,617	$19,541	4.77%	$636,491	$15,199	4.78%
Commercial and industrial loans(1)	433,379	13,232	6.11%	310,938	9,000	5.79%
Direct financing leases(1)	31,183	725	4.65%	26,760	614	4.59%
Consumer and other loans(1)	24,501	507	4.14%	17,064	313	3.67%
Total loans and leases receivable(1)	1,308,680	34,005	5.20%	991,253	25,126	5.07%
Mortgage-related securities(2)	155,735	1,294	1.66%	153,788	1,491	1.94%
Other investment securities(3)	28,594	230	1.61%	29,711	230	1.55%
FHLB and FRB stock	2,763	38	2.75%	1,344	2	0.30%
Short-term investments	79,410	169	0.43%	40,671	117	0.58%
Total interest-earning assets	1,575,182	35,736	4.54%	1,216,767	26,966	4.43%
Non-interest-earning assets	94,869			56,878
Total assets	$1,670,051			$1,273,645
Interest-bearing liabilities
Transaction accounts	$106,442	121	0.23%	$79,313	90	0.23%
Money market	615,485	1,694	0.55%	456,206	1,157	0.51%
Certificates of deposit	117,748	439	0.75%	49,119	236	0.96%
Wholesale deposits	426,136	2,908	1.36%	404,728	3,023	1.49%
Total interest-bearing deposits	1,265,811	5,162	0.82%	989,366	4,506	0.91%
FHLB advances	16,095	55	0.68%	6,282	5	0.16%
Other borrowings	24,843	849	6.83%	8,513	305	7.17%
Junior subordinated notes	10,315	552	10.70%	10,315	551	10.68%
Total interest-bearing liabilities	1,317,064	6,618	1.00%	1,014,476	5,367	1.06%
Non-interest-bearing demand deposit accounts	202,905			139,397
Other non-interest-bearing liabilities	8,202			7,150
Total liabilities	1,528,171			1,161,023
Stockholders’ equity	141,880			112,622
Total liabilities and stockholders’ equity	$1,670,051			$1,273,645
Net interest income		$29,118			$21,599
Interest rate spread			3.54%			3.37%
Net interest-earning assets	$258,118			$202,291
Net interest margin			3.70%			3.55%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	June 30, 2015	June 30, 2014
Return on average assets (annualized)	0.93%	1.00%	0.95%	1.06%	1.09%	0.96%	1.07%
Return on average equity (annualized)	10.73%	11.98%	10.92%	12.10%	12.29%	11.35%	12.15%
Efficiency ratio	65.28%	62.47%	61.11%	60.15%	58.87%	63.85%	59.35%
Interest rate spread	3.44%	3.63%	3.49%	3.25%	3.35%	3.54%	3.37%
Net interest margin	3.61%	3.79%	3.67%	3.44%	3.52%	3.70%	3.55%
Average interest-earning assets to average interest-bearing liabilities	120.18%	119.02%	119.86%	119.77%	119.35%	119.60%	119.94%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Non-performing loans and leases(1)	$15,198	$9,352	$9,792	$15,837	$14,180
Foreclosed properties, net	1,854	1,566	1,693	106	329
Total non-performing assets	17,052	10,918	11,485	15,943	14,509
Performing troubled debt restructurings	1,944	1,972	2,003	556	602
Total impaired assets	$18,996	$12,890	$13,488	$16,499	$15,111

Non-performing loans and leases as a percent of total gross loans and leases	1.12%	0.72%	0.76%	1.52%	1.41%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.26%	0.84%	0.89%	1.53%	1.44%
Non-performing assets as a percent of total assets	1.01%	0.65%	0.70%	1.12%	1.11%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.12%	1.13%	1.12%	1.34%	1.39%
Allowance for loan and lease losses as a percent of non-performing loans	100.01%	157.12%	146.33%	87.96%	98.84%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	10,633	22,626	25,493	26,147	29,337
Doubtful	—	—	—	—	—
Foreclosed properties, net	1,854	1,566	1,693	106	329
Total criticized assets	$12,487	$24,192	$27,186	$26,253	$29,666
Criticized assets to total assets	0.74%	1.44%	1.67%	1.84%	2.27%

(1)	The June 30, 2015 balance includes $6.2 million classified as a performing impaired loan with interest income recognized on a cash basis.

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	June 30, 2015	June 30, 2014
Charge-offs	$84	$324	$1,231	$2	$—	$408	$—
Recoveries	(69)	(5)	(393)	(6)	(5)	(74)	(25)
Net charge-offs (recoveries)	$15	$319	$838	$(4)	$(5)	$334	$(25)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	—%	0.10%	0.28%	—%	—%	0.05%	(0.01)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Total capital to risk-weighted assets (1)	11.12%	11.40%	12.13%	13.97%	12.80%
Tier I capital to risk-weighted assets (1)	8.78%	8.98%	9.52%	10.84%	10.89%
Common equity tier I capital to risk-weighted assets (1)	8.17%	8.34%	N/A	N/A	N/A
Tier I capital to average assets (1)	8.66%	8.42%	8.71%	9.56%	9.73%
Tangible common equity to tangible assets	7.91%	7.77%	7.78%	8.28%	8.85%

(1)	The June 30, 2015 data is estimated.

SELECTED OTHER INFORMATION

(Unaudited)	As of
(in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Trust assets under management	$800,615	$814,226	$773,192	$741,210	$703,626
Trust assets under administration	197,343	195,148	186,505	186,212	186,014
Total trust assets	$997,958	$1,009,374	$959,697	$927,422	$889,640

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(in thousands, except per share amounts)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Common stockholders’ equity	$144,287	$141,689	$137,748	$118,192	$115,648
Goodwill and other intangible assets	(12,133)	(12,011)	(11,944)	—	—
Tangible common equity	$132,154	$129,678	$125,804	$118,192	$115,648
Common shares outstanding	4,334,918	4,336,161	4,335,927	3,959,115	3,945,220
Book value per share	$33.28	$32.68	$31.77	$29.85	$29.31
Tangible book value per share	30.49	29.91	29.01	29.85	29.31

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Common stockholders’ equity	$144,287	$141,689	$137,748	$118,192	$115,648
Goodwill and other intangible assets	(12,133)	(12,011)	(11,944)	—	—
Tangible common equity	$132,154	$129,678	$125,804	$118,192	$115,648
Total assets	$1,683,564	$1,680,677	$1,629,387	$1,427,567	$1,306,503
Goodwill and other intangible assets	(12,133)	(12,011)	(11,944)	—	—
Tangible assets	$1,671,431	$1,668,666	$1,617,443	$1,427,567	$1,306,503
Tangible common equity to tangible assets	7.91%	7.77%	7.78%	8.28%	8.85%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	June 30, 2015	June 30, 2014
Total non-interest expense	$11,974	$11,732	$10,127	$8,047	$7,749	$23,706	$15,600
Less:
Net loss (gain) on foreclosed properties	1	(16)	(5)	(9)	4	(15)	4
Amortization of other intangible assets	18	18	12	—	—	36	—
Total operating expense	$11,955	$11,730	$10,120	$8,056	$7,745	$23,685	$15,596
Net interest income	$14,188	$14,930	$13,595	$10,935	$10,799	$29,118	$21,599
Total non-interest income	4,126	3,848	2,965	2,459	2,358	7,974	4,679
Total operating revenue	$18,314	$18,778	$16,560	$13,394	$13,157	$37,092	$26,278
Efficiency ratio	65.28%	62.47%	61.11%	60.15%	58.87%	63.85%	59.35%